UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013 (December 6, 2013)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169152	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6410

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Private Placement Offering

On November 13, 2013, the Company completed its third closing of its “best efforts” private placement offering up to $1,750,000 (which was increased from $1,500,000) (the “Private Placement Offering”) of 12% Unsecured Convertible Promissory Notes (the “Notes”) with certain accredited investors (the “Purchasers”). Pursuant to the Note Purchase Agreements (the “Subscription Agreements”) with the Purchasers, we issued to the Purchasers Notes for an aggregate amount of $350,000 in the third closing to 4 investors. Such Notes mature on the earlier of: (i) within 10 days following the closing of a $10 million private placement financing (a “PIPE Financing”), or (ii) February 28, 2014 (the “Maturity Date”), unless voluntarily converted. The Notes are subject to a voluntary conversion at the election of the Purchasers upon the earlier of: (i) the final closing of a PIPE Financing or (ii) the consummation of the acquisition as described in the Notes. The Purchasers may elect to convert the principal amount of the Note, including all accrued but unpaid interests, into units (the “Units”) consisting of share of common stock and warrants to purchase shares of common stock (the “Warrants”), at the same price as any units are sold in a PIPE Financing, which is currently $1.00 per unit. For example, for every $25,000 of Notes converted, the investors shall receive a Unit consisting of (i) 25,000 shares of common stock and (ii) 12,500 Warrants. In the event there is no PIPE Financing, upon notice from the Company, the investors in this offering may elect to convert the Notes into units consisting of 1 share of common stock and .5 warrants at a conversion price equal to $.90 per unit. The Warrants will have an exercise price of $2.00 per share. In addition to the Notes, each Purchaser of the Notes received equity consideration at a rate of 12,500 shares of common stock, par value $.00001 per share (the “Common Stock”) for each $50,000 investment. Accordingly, the Company issued an aggregate of 87,500 shares of Common Stock to the Purchasers in the third closing. The Notes and equity consideration qualified for exemption under Rule 506(b) promulgated under Section 4(a)(2) of the Securities Act since the issuance of these securities by the Company did not involve a “public offering.”

On November 22, 2013, the Company completed its fourth closing of its Private Placement Offering of Notes with certain Purchasers. Pursuant to the Subscription Agreements with the Purchasers, we issued to the Purchasers Notes for an aggregate amount of $130,000 in the fourth closing to 3 investors. The Company issued an aggregate of 32,500 shares of Common Stock to the Purchasers in the fourth closing.

On December 6, 2013, the Company completed its fifth and final closing of its Private Placement Offering of Notes with certain Purchasers. Pursuant to the Subscription Agreements with the Purchasers, we issued to the Purchasers Notes for an aggregate amount of $150,000 in the fifth closing to 4 investors. The Company issued an aggregate of 37,500 shares of Common Stock to the Purchasers in the fifth closing.

As of the final closing, the Company received an aggregate amount of $1,655,000 from a total of 23 investors and issued an aggregate of 413,750 shares of Common Stock to the Purchasers.

In connection with the Private Placement Offering, the Company retained Accelerated Capital Group, Inc. as the placement agent. For acting as placement agent, the Company agreed to pay: (i) a fee in cash up to an amount equal to ten percent (10%) of the aggregate gross proceeds raised by such brokers in the Private Placement Offering, (ii) a non-accountable expense allowance of up to two percent (2%) of the aggregate gross proceeds raised by such broker in the Private Placement Offering, and (iii) shares of Common Stock equal to an amount up to ten percent (10%) of the aggregate number of shares of Common Stock issued in connection with funds raised by the broker in the Private Placement Offering. As of the final closing, the Company paid the placement agent an aggregate consideration of $198,600 and issued an aggregate of 41,375 shares of Common Stock.

Further, in the event a Purchaser elects to convert his or her Note, the Company will pay a commission to the placement agent, payable in shares of Common Stock, equal to 20% of the shares of Common Stock issued pursuant to the conversion of any principal amount of the Notes, plus accrued interests.

Item 8.01.	Other Events.

On December 12, 2013, the Company issued a press release announcing the final closing of the Private Placement Offering, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
4.1	Form of Subscription Agreement
4.2	Form of Promissory Note
99.1	Press Release dated December 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2013

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President